CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of FundX Investment Trust with respect to FundX Future Fund Opportunities ETF, a series of shares of FundX Investment Trust, under the heading “Independent Registered Public Accounting Firm and Legal Counsel” in the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
June 9, 2025